Exhibit 10.1

EXECUTION VERSION

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is entered into between Jeffrey M. Jagid, a New Jersey resident (the “Employee”) and I.D. Systems, Inc. (“ID Systems”), together with its parent, divisions, affiliates, and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing with an address at 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (the “Released Parties”).

1.           Separation of Employment; Resignation from the Board of Directors.  Employee acknowledges and understands that (A) Employee’s last day of employment with ID Systems was March 2, 2014 (the “Separation Date”) and (B) Employee resigned from the Board of Directors of ID Systems on March 21, 2014.  Simultaneous with his execution and delivery of this Agreement, Employee shall execute and deliver to the Company (i) a letter of resignation in the form attached as Exhibit A hereto, and (ii) the compliance certificate attached as Exhibit B hereto. Employee acknowledges and agrees that, except as otherwise provided in this Agreement, Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment.  Employee understands that, except as otherwise provided in this Agreement, Employee is entitled to nothing further from any of the Released Parties as a result of his employment with ID Systems, including reinstatement by ID Systems.

2.           Employee General Release of Released Parties.  In consideration of the payments and benefits set forth in Section 4 below, Employee hereby unconditionally and irrevocably releases, waives, discharges, and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Agreement to ID Systems.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, including, but not limited to, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, and the New Jersey Conscientious Employee Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.   This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement.  Employee specifically releases any and all Claims arising out of Employee’s employment with ID Systems or separation therefrom.  Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may having arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to ID Systems. This release does not include (i) claims for payments or benefits due under Section 4 of this Agreement, (ii) any claims or rights Employee may have with respect to indemnification under the Company’s Restated Certificate of Incorporation, as amended, or the Company’s Restated By-Laws or under any Company directors’ and officers’ liability insurance, or (iii) claims that cannot be released by law.

3.           Representations; Covenant Not to Sue.  Employee hereby represents and warrants to the Released Parties that Employee has not: (A) filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing; (B) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement; or (C) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties.  Except as set forth in Section 11 below, Employee covenants and agrees that he shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by herself or any third party of a proceeding or Claim against any of the Released Parties.

4.           Payment.  As good consideration for Employee’s execution, delivery, and non-revocation of this Agreement,

(A)         ID Systems shall provide Employee with the payments and benefits set forth in Section 2 of the Severance Agreement between Employee and ID Systems dated as of June 29, 2009, payable as set forth therein; except that (i) one-third of the amount payable under Section 2(a) of the Severance Agreement shall be paid to Employee on March 31, 2014, (ii) the remaining two-thirds of the amount payable under Section 2(a) of the Severance Agreement shall be paid for a period of eighteen (18) months in a series of separate payments in accordance with the Company’s standard payroll practices commencing with the first regular payroll date on or immediately following the 60th day after the Separation Date, and (iii) in lieu of the benefits specified in Section 2(c) of the Severance Agreement, Employee’s previously granted Company stock options and restricted stock shall become fully vested and, in the case of stock options, exercisable on the date on which this Agreement becomes effective and enforceable; and

(B)         Employee’s previously granted Company stock options may be exercised, in accordance with the terms of the governing option agreements and plan, for up to four hundred fifty-five (455) days after the Separation Date (but in no event beyond the stated expiration date of any such stock options), but shall remain in all other respects subject to the terms of the governing option agreements and plan.

Employee acknowledges that Employee is not entitled to receive any “Interim Shares” under Section 2(d) of the Severance Agreement in respect of any performance share awards previously granted to Employee.

Employee acknowledges that Employee is not otherwise entitled to receive the payments and benefits described in this Section 4 and acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties.  Employee agrees that Employee will not seek anything further from any of the Released Parties.

ID Systems will, for tax reporting purposes, treat all payments and other compensation and benefits received under this Agreement as compliant with or exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (it being the parties understanding that no such “additional taxes” are payable with respect thereto); provided that (i) nothing herein shall be construed as a guarantee that the foregoing amounts will not be subject to such “additional taxes” and (ii) Employee shall be solely responsible for any such “additional taxes” imposed on Employee.

5.           Who is Bound.  ID Systems and Employee are bound by this Agreement.  Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound, and anyone who succeeds to ID Systems’ rights and responsibilities, such as its successors and assigns, is also bound.

6.           Cooperation.    Employee agrees that, within fifteen (15) days of his execution and delivery of this Agreement, he shall cooperate as reasonably necessary to effect a transition of his responsibilities.  Employee also agrees that he will cease from communicating with any current ID Systems employees (with the exception of the Chief Financial Officer) regarding ID Systems personnel or other business-related matters.  Employee agrees to reasonably cooperate in any ID Systems investigations and/or litigation regarding events that occurred during Employee’s tenure with ID Systems.  ID Systems will compensate Employee for reasonable expenses Employee incurs in extending such cooperation regarding investigations and/or litigation, so long as Employee provides advance written notice of Employee’s request for compensation.

7.           Non Disparagement and Confidentiality.  During the eighteen (18) month period following the date hereof, (i) Employee shall not make any defamatory or derogatory statements concerning any of the Released Parties and (ii) ID Systems shall not make any defamatory or derogatory statements concerning Employee; provided that the foregoing shall not limit either party from testifying truthfully before any court, tribunal or other legal proceeding.  Employee acknowledges that ID Systems’ obligations under the preceding sentence extend only to the ID Systems’ Board of Directors, Chief Executive Officer and officers that report directly to the Chief Executive Officer and only for so long as each individual is an employee or director of ID Systems. Provided inquiries are directed to ID Systems’ Department of Human Resources, ID Systems shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee.  Employee confirms and agrees that Employee shall not, directly or indirectly, disclose to any person or entity or use for Employee’s own benefit, any confidential information concerning the business, finances or operations of ID Systems or its customers; provided, however, that Employee’s obligations under this Section 7 shall not apply to information generally known in ID Systems’ industry through no fault of Employee or the disclosure of which is required by law after reasonable notice has been provided to ID Systems sufficient to enable ID Systems to contest the disclosure.  Confidential information shall include, without limitation, trade secrets, customer lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, project development, and any other non-public or confidential information of, or relating to, ID Systems or its affiliates.  Employee also agrees that the amounts paid to Employee and all of the other terms of this Agreement shall be kept confidential, unless ID Systems discloses them in a public filing.  Employee acknowledges that he continues to be bound by the Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement (the “Covenants Agreement”).

8.           Remedies.  If Employee breaches any material term or condition of this Agreement or the Covenants Agreement, or any representation made by Employee in this Agreement was knowingly false when made, it shall constitute a material breach of this Agreement. In the event of a proven material breach of this Agreement, Employee agrees to pay all of the Released Parties’ reasonable attorneys’ fees and other costs associated with enforcing this Agreement.

9.           ID Systems Property.  Except with regard to Employee’s cell phone and computer equipment (which Employee confirms do not contain any confidential information regarding ID Systems or which Employee will make available to the Company at Employee’s office in Englewood Cliffs, New Jersey for inspection and removal of any such confidential information of ID Systems within ten (10) business days of Employee’s execution of this Agreement), Employee represents that he has returned all ID Systems property in Employee’s possession, custody or control, including, but not limited to, all ID Systems equipment, samples, pass codes, keys, swipe cards, documents or other materials that Employee received, prepared, or helped prepare.  Employee represents that, to Employee’s best knowledge after reasonably diligent investigation and inquiry, Employee has not retained any copies, duplicates, reproductions, computer disks or drives containing, or stored remotely (either physically or electronically), any documents or excerpts thereof that are the property of ID Systems.

10.         Construction of Agreement.  In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.  This Agreement and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules.  ID Systems and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey.  ID SYSTEMS AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

11.         Acknowledgments.  ID Systems and Employee acknowledge and agree that:

(A)  By entering into this Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and delivers this Agreement to ID Systems;

(B)  This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further acknowledge and agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  Accordingly, nothing in this Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

(D)   Nothing in this Agreement shall preclude Employee from: exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) ID Systems’ pension plan or 401(k) plan, if applicable.

12.         Opportunity For Review.

(A) Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) understands that Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Agreement; (x) understands that if Employee does not sign and return this Agreement to ID Systems within 21 days of his receipt, ID Systems shall have no obligation to enter into this Agreement, Employee shall not be entitled to the payments and benefits set forth in Section 4 of this Agreement, and the Separation Date shall be unaltered; and (xi) this Agreement is valid, binding and enforceable against the parties to this Agreement in accordance with its terms.

(B) This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to ID Systems by Employee.  The parties to this Agreement understand and agree that Employee may revoke this Agreement after having executed and delivered it to ID Systems by so advising ID Systems in writing no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Agreement to ID Systems.  If Employee revokes this Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the payments and benefits set forth in Section 4 of this Agreement, and the Separation Date shall be unaltered.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Agreed to and accepted on this 21st day of March, 2014.

Witness:	EMPLOYEE:

/s/ Troy Gregory	/s/ Jeffery M. Jagid
Jeffrey M. Jagid

Agreed to and accepted on this 21st day of March, 2014

I.D. SYSTEMS, INC.

/s/ Kenneth S. Ehrman
Name: Kenneth S. Ehrman
Title: President

[SIGNATURE PAGE TO SEPARATION AND GENERAL RELEASE AGREEMENT]